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WENDY'S INTERNATIONAL, INC. AND SUBSIDIARIES
EXHIBIT 10(e)
                                    AGREEMENT


     This Agreement, made and effective this 1st day of March, 1995, by and between Wendy's International, Inc., an Ohio Corporation (the "Corporation") with its principal place of business in Dublin, Ohio, and Gordon F. Teter (the "Executive") residing in Powell, Ohio.

     WHEREAS, the Executive currently serves as Chief Executive Officer, President and Chief Operating Officer of the Corporation;

     WHEREAS, the Executive has been employed by the Corporation or its subsidiaries since September 8, 1987 and has made significant professional and personal contributions to the successful operation and recognized good will and reputation of the Corporation; and

     WHEREAS, the Corporation wishes, at the time the Executive ceases to be actively employed by the Corporation:

     (a) to encourage the Executive to provide advice and counsel to the Corporation for a reasonable period of time following his active employment by the Corporation;

     (b) to discourage the Executive from entering into business activities which are in competition with the Corporation's businesses for a reasonable period of time following his active employment by the Corporation, or engaging in activities which may constitute a conflict of interest; and

     (c) to provide the Executive with certain remuneration in consideration for the foregoing.

     NOW, THEREFORE, it is agreed as follows:

     1. (a) If the Executive ceases to be actively employed by the Corporation after his attainment of age 62 and prior to his attainment of age 65 for any reason other than by reason of his termination of employment for Cause (as such term is defined in Section 8 hereof), whether voluntarily or involuntarily, the Corporation will pay to him during the Transition Period (as defined below) compensation, at the rate of his highest annual base salary in effect at any time during the five-year period preceding the date of such cessation (the "Transition Date"), such compensation to be paid in accordance with the Corporation's normal payroll practices in effect at that time. The "Transition Period" is the period beginning on the Transition Date and ending on the earliest of (i) 24 months after the Transition Date, (ii) his death, or (iii) his attainment of age 65. If the Transition Period terminates by reason of the Executive's death, the remaining payments of base salary that would have been paid had the Transition Period terminated pursuant to clause (i) or
     (iii), as applicable, shall be paid as soon as practical after the Executive's death in a lump sum (without discount) to his wife, if she is alive on the date of his death. If the Executive has no wife that survives him, such lump sum shall be paid to the Executive's beneficiary or beneficiaries as designated in writing and filed with the Corporation, or if no designation has been filed, to the Executive's estate.

     (b) To the extent permitted by law, the Executive will continue to participate during the Transition Period in the Corporation's retirement, medical, dental, life, accidental death and dismemberment, short-term and long-term disability and any other group insurance plans, if any, in which he is a participant immediately preceding the Transition Date, and the company-owned vehicle program as in effect on the Transition Date (including the reimbursement for the lease and maintenance of a company car or the receipt of a car allowance in lieu thereof, the use of the Corporation's gasoline credit card and the option to purchase his company car at the end of the Transition Period at a price to be determined by the Corporation in accordance with the terms of the program as in effect at that time), but will not participate in any bonus, incentive compensation or stock option or other stock-based compensation plans; provided, however, that (i) the Executive shall be entitled to exercise employee stock options or other stock-based awards already granted in accordance with the terms of the grant letters and the applicable stock option or other stock-based compensation plans based on his continued employment with the Corporation during the Transition Period, but no new grants of stock options or other stock-based compensation awards shall be made to the Executive on or after the Transition Date, (ii) the Executive will be entitled to receive a pro-rated bonus under the Corporation's Senior Executive Earnings Maximization Plan (or the Corporation's then current annual cash bonus plan) in respect of the fiscal year in which the Transition Date occurs based on the number of complete calendar months that have elapsed in such year through the Transition Date and (iii) any benefits the Executive receives under the Corporation's short-term or long-term disability plans during the Transition Period will reduce the amount payable pursuant to
     Section 1(a) of this Agreement.

     (c)(1) No amount shall be payable pursuant to paragraphs (a) and (b) of this Section 1 if the Executive ceases to be actively employed by the Corporation for any reason prior to his attainment of age 62 or after his attainment of age 65. However, in the event the Executive ceases to be actively employed by the Corporation prior to his attainment of age 62 for any reason other than by reason of his voluntary

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     termination of employment, his death or termination of his employment by the Corporation for Cause (as such term is defined in Section 8 hereof), subject to subparagraph (c)(3) below, the Executive shall be entitled to receive the following payments and benefits: (i) the continuation of his base salary at the rate in effect at the time of such cessation of active employment (the "Cessation Date") for 24 months following such cessation (the "Payment Period") to be paid in accordance with the Corporation's normal payroll practices in effect at that time; provided, however, that the Executive shall be entitled to elect to receive the balance of such salary continuation as a lump sum payment, without discount, at any time during the payment Period; (ii) to the extent permitted by law, the Executive will continue to participate during the Payment Period in the Corporations's retirement, medical, dental, life and accidental death and dismemberment plans in which he is a participant immediatley preceding the Cessation Date, but will not participate in any bonus, incentive compensation or stock option or other stock-based compensation plans; provided, however, that (a) the Executive shall be entitled to exercise employee stock options or other stock-based awards already granted in accordance with the terms of the grant letters and the applicable stock option or other stock-based compensation plans during the Payment Period, but no new grants of stock options or other stock-based compensation awards shall be made to the Executive on or after the Cessation Date and
     (b) the Executive will be entitled to receive a pro-rated bonus under the Corporations's Senior Executive Earnings Maximization Plan (or the Corporation's then current annual cash bonus plan) in respect of the fiscal year in which the Cessation Date occurs based on the number of complete calendar months that have elapsed in such year through the Cessation Date; (iii) the Executive shall also continue to participate in the company-owned vehichle program as in effect on the Cessation Date (including the reimbursement for the lease and maintenance of a company car or the receipt of a car allowance in lieu thereof, the use of the Corporation's gasoline credit card and the option to purchase his company car at the end of the Payment Period at a price to be determined by the Corporation in accordance with the terms of the program in effect at that time); and (iv) a payment for any accrued, unused vacation for the year in which the Cessation Date occurs. Notwithstanding any of the foregoing, any benefits the Executive receives under the Corporation's short-term or long-term disability plans during the Payment Period will reduce the amount payable pursuant to clause (i) of this Section 1(c).

     (2) In the event that the Executive accepts new employment during the Payment Period, he hereby agrees to notify the Corporation immediately. At the time he accepts such employment, he will receive a lump sum payment representing the balance of the salary continuation for the remainder of the Payment Period, without discount. Upon the Executive's receipt of a lump sum payment of his salary continuation during the Payment Period for any reason, all of his other benefits provided in subsections (ii) and
     (iii) of the preceding paragraph shall immediately terminate.

     (3)  The Executive's receipt of the benefits provided in this subsection
     (c) are subject to the execution of a general release in favor of the Corporation in the form then in use by the Corporation in connection with terminations of its employees.

     2. (a) The Corporation shall establish a bookkeeping account for the Executive which shall be referred to as the "Supplemental SERP Account." As of the last day of 1995 and of each subsequent calendar year ending with the calendar year in which the Transition Date occurs (but in no event beyond the calendar year in which the Executive attains age 65) or, if the Executive's employment with the Corporation terminates for any reason prior to his attainment of age 62, the calendar year preceding the calendar year in which such termination of employment occurs, the Corporation shall credit to the Supplemental SERP Account the sum of the following amounts:
     (i) an amount equal to .8% of the Executive's "Compensation" (as defined in the Wendy's International, Inc. Pension Plan, as in effect from time to time (the "Pension Plan"), but without regard to the dollar limitation imposed thereon under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code") or any successor provision thereto), and (ii) an amount equal to the Supplemental SERP Contribution (as defined below). As of the end of each calendar year prior to the calendar year in which the balance in the Supplemental SERP Account is distributed or commences to be distributed and as of the end of the calendar quarter preceding the date the Supplemental SERP Account is distributed or commences to be distributed, the Supplemental SERP Account shall be credited with interest (on the balance of the Supplemental SERP Account as of the end of the preceding calendar year) at the rate credited on the "Account Balance Benefit" (as defined in the Pension Plan) for such calendar year or portion of a calendar year, as applicable( the "Pension Plan Interest Rate"). For purposes of this Agreement, the "Supplemental SERP Contribution" for any calendar year is the amount equal to the excess of (i) the amount (other than interest) that would be credited for the calendar year to the Executive's "Supplemental Target Account" (as defined in the Wendy's International, Inc. Supplemental Executive Retirement Plan ("SERP")) if, in computing the contributions for the SERP, (A) the targeted annual benefit was based on the Executive's expected "Final Average Compensation" (as defined in the SERP) at age 62 (or, if the Executive's employment continues after he attains age 62, his attained age at the end of that calendar year) rather than age 60, and (B) the offsets provided for under Section 3.1(a)(2)-(5) of the SERP were projected to the Executive's age 62 (or, if the Executive's employment continues after he attains age 62, his attained age at the end of that calendar year) rather than the Executive's normal retirement date over (ii) the amount (other than interest) actually credited to the Executive's Supplemental Target Account under the SERP for the calendar year.

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     (b)  The Supplemental SERP Account shall be distributed to the Executive in a lump sum (i) if the Executive terminates his employment with the Corporation prior to age 62, as soon as practical after the close of the calendar year in which such termination occurs, or (ii) if the Executive terminates his employment with the Corporation on or after age 62, as soon as practical after the close of the calendar year in which the Transition Period ends (or if later, the end of the calendar year in which the Executive terminates employment); provided, however, that the Compensation Committee of the Board of Directors, or any successor committee thereto, in its sole discretion may distribute the Supplemental SERP Account prior to the end of the calendar year in which the Executive's termination of employment occurs or in which the end of the Transition Period occurs, as the case may be; provided further, however, that in lieu of a lump sum distribution, the Executive may elect, at any time prior to 12 months before his scheduled benefit commencement date, to have the Supplemental SERP Account distributed over a period not exceeding the joint and last survivor life expectancies of the Executive and his spouse (the
     "Installment Election"). Any such election may be changed prior to the date 12 months before the Executive's scheduled benefit commencement date, at which time the election shall become irrevocable. An Installment
     Election shall specify the period over which the installments shall be made and whether the distribution shall be made (A) in substantially equal installments, in which case the amount of each installment will be determined so that the present value of all installments, discounted for interest only at the "Applicable Interest Rate" (within the meaning of Section 417(e)(3) of the Code),equals the Supplemental SERP Account balance as of the date of determination (the "Equal Installment Method"), or (B) in annual installments in amounts determined by dividing the Supplemental SERP Account balance as of the date of determination by the number of installments remaining to be paid (the "Variable Installment Method").
     In the event the Variable Installment Method is elected, the Supplemental SERP Account will be credited with interest at the Pension Plan Interest Rate at the end of each calendar year during the period of distribution until all amounts are distributed.

     (c) If the Executive dies prior to the distribution of the entire Supplemental SERP Account, the balance of the Supplemental SERP Account as of the date of his death shall be paid to the Executive's wife as soon as practical after the Executive's death in a lump sum if she is alive on the date of his death. If the Executive has no wife that survives him, such payment shall be made to his estate; provided, however, that if the Executive dies after the distribution of the Supplemental SERP Account has commenced pursuant to the Equal Installment Method, such balance shall be deemed to equal the present value of the installments remaining to be paid at the time of his death discounted for interest only at the Applicable Interest Rate.

     (d) In the event that either the SERP or the Pension Plan, or both plans, are amended or terminated at any time after the date hereof, such amendment or termination shall not affect the computation of benefits under this Agreement and this Agreement shall be construed as if the SERP and the Pension Plan had been continued in accordance with their terms as in effect as of the date hereof.

     3. In the event the Executive elects to receive the distribution of his Supplemental SERP Account in installments pursuant to the terms of Section 2(b), promptly after the expiration of the Transition Period or, if the Executive terminates employment prior to the attainment age 62 or after the attainment of age 65, promptly after the Executive's termination of employment with the Corporation, the Corporation shall establish a "rabbi" trust with an independent institutional trustee for the payment of the benefits provided under Section 2 of this Agreement, and shall fund such trust as soon as practical after it is established with an amount equal to the balance then in the Supplemental SERP Account. Upon a Material Change (as such term is defined in the Key Executive Agreement between the Executive and the Corporation), the Corporation shall make an irrevocable contribution to the trust in an amount equal to the then balance in the Supplemental SERP Account. The trust shall be irrevocable but shall provide that its assets will be part of the general assets of the Corporation and available for the payment of the debts of the Corporation in the event of the Corporation's insolvency or bankruptcy. In the event that the principal of the trust, and any earnings thereon, are not sufficient to make the installment payments in accordance with the terms of
     Section 2 of this Agreement, the Corporation shall pay to the Executive directly any shortfall as it becomes due. After all of the obligations under Section 2 of this Agreement have been satisfied, any remaining assets in the trust shall be returned to the Corporation.

     4. During the Transition Period, the Executive will make himself available to provide advice and counsel upon request by the Corporation at reasonable frequencies, times and places mutually agreed upon by the Executive and the Corporation.

     5. The Executive and the Corporation each agree that they will give the other party a minimum of six (6) months' notice in writing of the date either intends to terminate the Executive's active employment, except in the event the Executive is terminated by the Corporation for Cause (as such term is defined in Section 8 hereof).

     6. The Executive agrees that should an emergency occur during the Transition Period that in the reasonable judgment of the Corporation's Board of Directors (the "Board") constitutes a major threat to the successful management of its business (such as the death or incapacity of the Chairman of the Board or the President), and the Corporation should call upon him to return to full-time active

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     employment, he will do so for a reasonable period up to 12 months, under conditions of compensation and benefits to be negotiated in good faith at that time.

     7. The Executive agrees that he will not, either directly or indirectly, by or for himself or on behalf of or in conjunction with any other person, company, partnership, corporation or other entity:

     (a) During the Transition Period or, if his employment terminates prior to the commencement of the Transition Period, during the period of two years following the date of his termination of employment, participate as a partner, joint venturer, officer, director, employee, or representative, or have any direct financial interest in, any business or enterprise conducting a quick service restaurant business in the United States, other than a business or enterprise engaged in operating restaurants under a franchise granted by the Corporation or any of its subsidiaries; provided, however, that the ownership by Executive of securities of a public corporation shall not be a violation of this subparagraph so long as (i) the Executive does not own, directly or indirectly, more than five percent (5%) of any class of the securities of such corporation, and (ii) the value of such securities does not exceed ten percent (10%) of the net worth of the Executive; and provided further, however, that ownership by the Executive of securities of the Corporation, or any successor to the Corporation or to substantially all of the business of the Corporation, by merger or sale of substantially all of the assets of the Corporation, shall not be a violation of this Subsection 7(a).

     (b) Divulge, disclose, reveal or communicate to any person, firm, corporation, partnership, joint venture or other entity, directly or indirectly, any trade secrets or other information which the Executive may have obtained during the course of his employment by the Corporation in respect of any matters affecting or relating to the quick service restaurant business of the Corporation or its subsidiaries, including, without limitation, any of their plans, policies, business practices, finances, recipes, methods of operation, franchises or other information known to the Executive to be considered by the Corporation to be confidential information.

     8. The Executive agrees that, if (i) the Executive violates any of the provisions of Sections 4, 5, 6 or 7 of this Agreement, or (ii) the Executive's employment is terminated for Cause (as defined below), the Corporation's obligation to pay the amounts or provide the benefits provided for in Sections 1 and 2 of this Agreement shall terminate; provided, however, that termination of the Corporation's obligations pursuant to clause (i) above shall not occur unless the Corporation shall have first provided written notice of the alleged violation to the Executive and offered to arbitrate as provided in Section 13 of this Agreement and the Executive shall have declined to so arbitrate within a reasonable time after the Corporation's offer. For purposes of this Agreement, "Cause" shall mean termination by reason of the Board's good faith determination that the Executive (i) willfully and continually failed to substantially perform his duties with the Corporation (other than a failure resulting from the Executive's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties and such failure substantially to perform continues for at least fourteen (14) days, or (ii) has willfully engaged in conduct which is demonstrably and materially injurious to the Corporation, monetarily or otherwise. No act, nor failure to act, on the Executive's part, shall be considered "willful" unless he has acted, or failed to act with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Corporation. Notwithstanding the foregoing, the Executive's employment shall not be deemed to have been terminated for Cause unless and until (1) there shall have been delivered to the Executive a copy of written notice setting forth that the Executive was guilty of conduct set forth above in clause (i) or (ii) of the first sentence of this Section 8 and specifying the particulars thereof in detail, and (2) the Executive shall have been provided an opportunity to be heard by the Board (with the assistance of Executive's counsel).

     9. If the Executive's termination of employment occurs after the attainment of age 62 (whether before or after the commencement of the Transition Period) under circumstances entitling him to receive benefits under the Key Executive Agreement between the Executive and the Corporation, no payments or further payments shall be made pursuant to
     Section 1 of this Agreement unless the Executive waives all rights to any payments or benefits under the Key Executive Agreement by an instrument in writing delivered to the Corporation within five days after his termination of employment.

     10. All amounts which are payable pursuant to this Agreement shall be subject to all applicable withholding and other employment taxes.

     11. This Agreement may be modified or amended only by an instrument in writing signed by both the Corporation and the Executive.

     12. The validity, interpretation and construction of this Agreement shall be governed by the laws of the State of Ohio.

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     13.  Any dispute or controversy arising under or in connection with this
     Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The Corporation shall pay on a current basis all expenses (including reasonable attorney's fees) incurred by Executive in connection with such arbitration and the entering of such award.

     14. The rights and obligations of the parties under this Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

     IN WITNESS WHEREOF, the Corporation and Executive have executed this Agreement on the day and year above first written.

     EXECUTIVE:                              CORPORATION:

                                             WENDY'S INTERNATIONAL, INC.

     /s/ GORDON F. TETER                     /s/ JAMES W. NEAR
     -----------------------------           -------------------------
     Gordon F. Teter                         By:  James W. Near
     Chief Executive Officer, President,     Chairman of the Board
     and Chief Operating Officer

                                             /s/ LAWRENCE E. SCHAUF
                                             -------------------------
                                             Lawrence E. Schauf
                                             Senior Vice President,
                                             General Counsel and Secretary

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